                                Bruce Fein, Esq.
                             Fein & Associates, P.A.
                               6363 Woodway Drive
                                    Suite 965
                                Houston, TX 77057
                               Phone 713 273 6605
                                Fax 713 273 6605

February 11, 2002

SecureStaff Systems, Inc.

RE: Registration Statement on Form SB-2

Gentlemen:

     I have acted as your counsel in the preparation on a Registration Statement on Form SB-2 (the "Registration Statement") filed by you with the Securities and
Exchange Commission covering shares of Common Stock of SecureStaff Systems, Inc.
(the "Stock").

     In so acting, I have examined and relied upon such records, documents and other instruments as in our judgment are necessary or appropriate in order to express the opinion hereinafter set forth and have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us certified or photostatic copies.

Based on the foregoing, I am of the opinion that:

     The Stock, when issued and delivered in the manner and/or the terms described in the Registration Statement (after it is declared effective), will duly and validly issued, fully paid and nonassessable;

     I hereby consent to the reference to my name in the Registration Statement under the caption "Legal Matters" and to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not hereby admit that I come within the category of a person whose consent is required under
Section7 of the Act, or the general rules and regulations thereunder.

Very truly yours,

/S/ Bruce Fein, Esq.
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Bruce Fein, Esq.